UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2024

GE Vernova Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41966	92-2646542
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

58 Charles Street Cambridge, Massachusetts	02141
(Address of principal executive offices)	(Zip Code)

617-674-7555

(Registrant’s telephone number, including area code)

GE Vernova LLC

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	GEV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:

References to the “Board” means (i) prior to the Conversion Time (as defined herein), the board of managers of GE Vernova LLC and (ii) from and following the Conversion Time, the board of directors of GE Vernova Inc.

Item 1.01 Entry into a Material Definitive Agreement.

On April 2, 2024 (the “Distribution Date”), General Electric Company (“GE”) completed the previously announced distribution of all of the shares of the common stock of GE Vernova Inc. (“GE Vernova,” the “Company,” “we,” “us,” or “our”) by GE to holders of GE common stock on a pro rata basis (the “Spin-Off”). Each holder of record of GE common stock received one share of our common stock for every four shares of GE common stock held on March 19, 2024 (the “Record Date”).

Prior to the Distribution Date, in connection with the Spin-Off, we entered into several agreements with GE that set forth the principal actions taken or to be taken in connection with the Spin-Off and that govern the relationship between us and GE following the Spin-Off, including the following agreements:

•	a Separation and Distribution Agreement;

•	a Transition Services Agreement;

•	a Tax Matters Agreement;

•	an Employee Matters Agreement;

•	a Trademark License Agreement;

•	a Real Estate Matters Agreement; and

•	a Framework Investment Agreement.

The descriptions included below of the Separation and Distribution Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, Trademark License Agreement, Real Estate Matters Agreement, and Framework Investment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are filed as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4, 10.5, and 10.6, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with GE before the Spin-Off that sets forth our agreements with GE regarding the principal actions to be taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with GE following the Spin-Off.

Credit Support

We have agreed to use reasonable best efforts to arrange for the termination or replacement of, and the release of GE and its subsidiaries from, all parent company guarantees, surety bonds, letters of credit, or similar instruments of credit support currently provided by or through GE or any of its subsidiaries for the benefit of us or any of our subsidiaries. We have substantially similar obligations with respect to certain categories of contracts, consisting primarily of contracts for the sale and delivery of equipment to our customers, which GE or its subsidiaries have entered into for the benefit of us or our subsidiaries. We refer to these obligations collectively as GE credit support. For the obligations that remain outstanding under GE credit support, we will indemnify GE against any amounts paid in connection with such GE credit support. In addition, we have obligations under reimbursement and indemnification agreements with banks and insurance companies that have issued trade finance instruments supporting the performance of our subsidiary legal entities. The Separation and Distribution Agreement further provides that, commencing on January 1, 2025, we will pay a fee to GE based on amounts related to the GE credit support.

We are subject to certain restrictions and covenants with respect to contracts underlying GE credit support under which GE or its subsidiaries remain liable, including a prohibition on certain amendments and on any disposition of such contracts (including indirectly through dispositions of our subsidiaries). These provisions may restrict us from extending contracts, or amending contracts in a manner that increases GE’s obligations under outstanding GE credit support or require us to obtain third-party credit support with respect to such obligations. In addition, so long as obligations remain outstanding under GE credit support, unless GE otherwise consents, it will be a condition to any acquisition or change of control of GE Vernova that the acquiring person have the financial and operational capacity to satisfy those obligations, have unsecured investment grade ratings and agree to be bound by all the same provisions applicable to us under the Separation and Distribution Agreement with respect to the GE credit support, or we or such acquiring person will be required to provide third-party credit support reasonably acceptable to GE with respect to such GE credit support. To the extent any subsidiary becomes a guarantor under the Credit Facilities (as defined below), that subsidiary will be required to guarantee our indemnification obligations under the Separation and Distribution Agreement with respect to the GE credit support.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from GE so that we and GE retain the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement generally provides that the assets comprising our business consist of those exclusively related to our current or former business and operations (except for intellectual property and real property assets, which are allocated as further described in “Trademark License Agreement” and other agreements entered into with GE governing intellectual property and “Real Estate Matters Agreement,” respectively, and certain existing tax equity investments and certain existing commitments to fund tax equity and tax incentivized investments in U.S. onshore wind energy related projects, as further described in “Framework Investment Agreement”) or otherwise allocated to the business through a process of dividing shared assets. The liabilities assumed in connection with the Spin-Off generally consist of those related to the assets comprising our business or to the past and future operations of our business, including our locations used in our current operations. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and GE.

Reorganization Transactions

The Separation and Distribution Agreement describes certain actions related to our separation from GE that occurred prior to the Spin-Off, or in limited instances, that will occur following the Spin-Off, including the contribution by GE to us of the assets and liabilities that comprise our business.

GE HealthCare Transaction

The Separation and Distribution Agreement also allocates to us certain of GE’s and GE’s subsidiaries’ rights, interests and obligations under the separation and distribution agreement (the “GE HealthCare Separation and Distribution Agreement”) entered into between GE and GE HealthCare Technologies Inc. (“GE HealthCare”) in connection with the spin-off of GE HealthCare from GE on January 3, 2023 (the “GE HealthCare Spin-Off”), and any ancillary agreement between GE and GE HealthCare entered into in connection with the GE HealthCare Spin-Off (any “GE HealthCare Ancillary Agreement”). The assigned rights, interests and obligations are generally those that relate to our business, are necessary for us to exercise rights set forth under the GE HealthCare Separation and Distribution Agreement or any GE HealthCare Ancillary Agreement with respect to assets comprising our business or are otherwise allocated to our business pursuant to the Separation and Distribution Agreement or any ancillary agreement between us and GE entered into in connection with the Spin-Off. GE HealthCare is entitled to demand only from us the satisfaction of any such assigned obligations owed to GE HealthCare under the GE HealthCare Separation and Distribution Agreement or any GE HealthCare Ancillary Agreement. GE and its subsidiaries have been fully released from all such assigned obligations.

Intercompany Arrangements

All agreements, arrangements, commitments, and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and GE, on the other hand, were terminated and/or were repaid effective as of the Distribution Date or will terminate and/or be repaid shortly thereafter, except specified agreements and arrangements that are intended to survive the Spin-Off.

Representations and Warranties

In general, neither we nor GE made any representations or warranties regarding any assets or liabilities transferred or assumed (including with respect to the sufficiency of assets for the conduct of our business), any notices, consents, or governmental approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets or liabilities transferred, the absence of any defenses relating to any claim of either party, or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, or any ancillary agreement, all assets have been, or will be, transferred on an “as-is,” “where-is” basis.

Further Assurances

The parties each agreed to use reasonable best efforts, subject to the limitations in the Separation and Distribution Agreement, to effect any transfers contemplated by the Separation and Distribution Agreement that have not been consummated prior to the Spin-Off. In addition, the parties each agreed to use reasonable best efforts, subject to the limitations in the Separation and Distribution Agreement, to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained.

Exchange of Information

We and GE agreed to provide each other with information reasonably needed to comply with reporting, disclosure, filing, or other requirements of any national securities exchange or governmental authority, and requested by the other party for use in judicial, regulatory, administrative, and other proceedings or in order to satisfy audit, accounting, litigation, and other similar requirements. We and GE also agreed to use reasonable best efforts to retain such information in accordance with specified record retention policies. Each party also agreed to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Release of Claims

We and GE each agreed to release the other and its affiliates, successors, and assigns, and all persons that prior to the Spin-Off had been the other’s stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, and certain other parties, and their respective heirs, executors, administrators, successors, and assigns, from any and all liabilities, whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law, or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Spin-Off, including in connection with the Spin-Off and all other activities to implement the Spin-Off. The releases do not extend to obligations or liabilities under the Separation and Distribution Agreement or any of the other agreements between us and GE entered into in connection with the Spin-Off, to any other agreements between us and GE that remain in effect following the Spin-Off pursuant to the Separation and Distribution Agreement or any ancillary agreement, or to certain other obligations or liabilities specified in the Separation and Distribution Agreement.

Indemnification

We and GE each agreed to indemnify the other and each of the other’s current and former directors, officers, and employees, and each of the heirs, executors, administrators, successors, and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and GE’s respective businesses. The amount of either GE’s or our indemnification obligations will be reduced by any net insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement specifies procedures regarding claims subject to indemnification.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which GE will provide us, and we will provide GE, with certain specified services for a limited time to ensure an orderly transition following the Spin-Off. The services GE will provide consist of digital technology, human resources, supply chain, finance, and real estate services, among others. The services that we will provide will consist of digital technology, supply chain, treasury and real estate services, among others. The services are generally intended to be provided for a period no longer than two years following the Spin-Off. Either party may terminate the agreement with respect to any service if the other party has failed to perform any of its material obligations and such failure is not cured within thirty (30) days. Either party may, in its capacity as a recipient of services, terminate the agreement with respect to any service for convenience upon ninety (90) days’ prior written notice, subject to payment of certain expenses. The parties may otherwise negotiate mutually agreed reductions in the scope of services provided. The Transition Services Agreement provides for customary indemnification and limits on liability.

Tax Matters Agreement

We entered into a Tax Matters Agreement with GE that governs the respective rights, responsibilities, and obligations of GE and us after the Spin-Off with respect to all tax matters (including tax liabilities, tax attributes, tax returns, and tax contests).

The Tax Matters Agreement generally provides that GE will be responsible and will indemnify us for certain U.S. and foreign taxes imposed on a joint return or separate return basis other than certain taxes relating directly or indirectly to the GE Vernova business. We will be responsible and will indemnify GE for certain U.S. and foreign taxes imposed on a joint return or separate return basis relating directly or indirectly to the GE Vernova business. In addition, the Tax Matters Agreement addresses the allocation of liability for taxes arising from the disallowance or other reduction of certain tax losses relating to the GE Vernova business and taxes that were incurred as a result of restructuring activities undertaken to effectuate the Spin-Off.

In addition, the Tax Matters Agreement provides that we are required to indemnify GE for any taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state, and local income tax law, as well as foreign tax law, where such taxes result from (a) breaches of covenants and representations we made and agreed to in connection with such transactions, (b) the application of certain provisions of U.S. federal income tax law to these transactions, or (c) any other action or omission (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement, or other ancillary agreements) we take after the Spin-Off that gives rise to these taxes. GE has the exclusive right to control the conduct of any audit or contest relating to these taxes, but we have notification and information rights regarding GE’s conduct of any such audit or contest, to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

The Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions or repurchases, mergers or other business combinations, sales of assets and similar transactions) that are designed to address compliance with Section 355 and related provisions of the Internal Revenue Code of 1986, as amended, as well as state, local, and foreign tax law, and are intended to preserve the tax-free nature of the Spin-Off and related transactions. Under the Tax Matters Agreement, we will be subject to these restrictions for two years following the Spin-Off, unless GE obtains a private letter ruling from the United States Internal Revenue Service or we obtain an opinion of counsel, in each case acceptable to GE in its discretion, that the restricted action would not impact the non-recognition treatment of the Spin-Off or other transaction, or unless GE otherwise gives its consent for us to take a restricted action in its discretion. Even if such a private letter ruling or opinion is obtained, or GE does otherwise consent to our taking an otherwise restricted action, we will remain liable to indemnify GE in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business and might discourage or delay a strategic transaction that our stockholders may consider favorable.

In addition, the Tax Matters Agreement assigned to us certain rights and obligations of GE under the tax matters agreement GE entered into with GE HealthCare in connection with the GE HealthCare Spin-Off. Under the Tax Matters Agreement, GE assigned to us, and we assumed, GE’s obligation to indemnify GE HealthCare for certain taxes relating to the GE Vernova business and GE assigned to us certain of its rights to indemnification from GE HealthCare for taxes relating to GE HealthCare’s business.

Employee Matters Agreement

We entered into an Employee Matters Agreement with GE that provides certain protections for our employees and former employees, sets forth general responsibilities related to employee benefit compensation plans, and provides for mutual non-solicitation obligations with respect to employees at the Senior Professional Band level (as defined therein) with customary exemptions.

For example, for at least twelve months after the Spin-Off for U.S. employees (and for longer periods in Canada or as may be required by law), we will continue to provide our employees with at least the same salary/wages and cash incentive compensation opportunities in effect immediately prior to the Spin-Off. During that period, we will also continue to offer employee benefits of comparable aggregate value to those in effect immediately prior to the Spin-Off and recognize prior GE service credit for all employees employed by us on the Distribution Date. In addition, we will recognize prior GE service credit for any employee we hire directly from GE within eighteen months after the Spin-Off and GE will similarly recognize prior service credit for any employee it hires directly from us during that period.

Except as specifically provided in the Employee Matters Agreement, we will generally be responsible for all employment, employee compensation, and employee benefits-related liabilities relating to employees, former employees, and other individuals allocated to us. For these individuals, we will assume certain assets and liabilities with respect to GE’s U.S. and non-U.S. benefit plans (to the extent not previously assumed).

The Employee Matters Agreement incorporates the indemnification provisions contained in the Separation and Distribution Agreement and provides that we will indemnify GE for certain liabilities associated with the failure to comply with our obligations under the Employee Matters Agreement, for any employment liabilities related to employees, former employees, and other individuals allocated to us that cannot be assumed, retained, transferred, or assigned as a matter of law, and for claims related to our adoption or assumption of certain employee benefit and compensation plans, and any future actions that we take with respect to those plans.

Trademark License Agreement

A subsidiary of the Company entered into a Trademark License Agreement, pursuant to which GE granted to us: (i) an exclusive (except as to GE), fee-bearing license to use certain of GE’s trademarks solely in combination with “VERNOVA” in connection with certain products and services that are exclusive to our business; (ii) non-exclusive, fee-bearing licenses to use certain of GE’s trademarks solely in combination with “VERNOVA” in connection with certain other products and services of our business; (iii) the right to use “GE Vernova” as our business’s trade name; and (iv) the right to use the “GE” brand in connection with certain legal entity names within our corporate structure. GE also granted to us the right to grant sublicenses to certain other entities within our corporate structure and certain minority joint ventures. The licenses and rights granted are for an initial ten-year term, which will automatically renew for an unlimited number of successive ten-year renewal terms, unless terminated for certain specified events (e.g., a change of control, bankruptcy event, material breaches, or material adverse impact to the GE brand). In addition, we, but not GE, will have a right to terminate the Trademark License Agreement without cause upon three months’ prior written notice.

Real Estate Matters Agreement

We entered into a Real Estate Matters Agreement with GE that governs the allocation and transfer of real estate between us and GE and the colocation of us and GE following the Spin-Off. Certain sites will be transferred from one company to the other in accordance with the Allocation Principles described below and certain sites will be occupied by both our and GE’s employees following the Spin-Off pursuant to a transition services agreement, lease, or sublease. Real estate assets are predominantly allocated (“Allocation Principles”) based on whether we or GE employ a majority of the employees assigned to the applicable property (“Majority Occupant”). For each collocated site, the minority occupant can continue to occupy such site only until the expiration date of (i) two years from the Distribution Date or (ii) the duration of the applicable lease or sublease if longer than two years and if such longer lease or sublease has been reviewed and approved by the parties. The minority occupant will pay its pro-rata share of costs for the occupied site through such expiration date. Except as otherwise agreed by the parties, the Majority Occupant will pay for any alterations or improvements necessary to demise the applicable site, if it elects to so demise such site, in its sole discretion.

Framework Investment Agreement

A subsidiary of the Company entered into a Framework Investment Agreement pursuant to which GE has (a) retained certain existing tax equity investments and certain existing commitments to fund tax equity and tax incentivized investments in U.S. onshore wind energy related projects that were arranged by our Financial Services business and (b) subject to the satisfaction of certain pre-defined parameters, will fund or commit to fund new future U.S. onshore wind tax equity investments for up to two years after the Spin-Off. Without GE’s consent, GE’s total balance sheet assets under the Framework Investment Agreement may not exceed $2.0 billion at any given time and GE’s total balance sheet assets plus unfunded commitments under this agreement may not exceed $2.7 billion at any given time. GE expects to sell, transfer or otherwise dispose of all such tax equity and tax incentivized investments to unrelated third parties by the end of 2028. We expect that employees of our Financial Services business will provide investment services to GE with respect to these tax equity and tax incentivized investments, provided that GE retains the right to choose a different provider of these services for such investments at any time. The Framework Investment Agreement also details the governance, fees and operating structure between GE and us relating to these investments, including deal approval, portfolio monitoring and portfolio wind down.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 2, 2024, in connection with the closing of the Spin-Off, the Company closed $6.0 billion of credit facilities consisting of (i) a five-year unsecured revolving credit facility in an aggregate committed amount of $3.0 billion (the “Revolving Credit Facility”) provided pursuant to a credit agreement, dated as of March 26, 2024, among the Company, GE Albany Funding Unlimited Company and GE Funding Operations Co., Inc., as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and (ii) a standby letter of credit and bank guarantee facility in an aggregate committed amount of $3.0 billion (the “Trade Finance Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”) provided pursuant to a standby letter of credit and bank guarantee agreement among the Company, the issuing banks from time to time party thereto and HSBC Bank USA, National Association, as administrative agent.

The Revolving Credit Facility is available for borrowings in U.S. dollars and Euros. Up to $500 million of the Credit Facility is available for the issuance of letters of credit. The Revolving Credit Facility was not utilized at the closing of the Spin-Off and we expect to use this facility to fund our near-term intra-quarter working capital needs. The Trade Finance Facility will be available for the issuance of standby letters of credit and bank guarantees in U.S. dollars, Euros and various other currencies. The Trade Finance Facility is not currently expected to be utilized.

Each of the Credit Facilities will mature on April 2, 2029.

The interest rate applicable to loans under the Revolving Credit Facility is (x) with respect to borrowings in U.S. dollars, at the Company’s option, equal to either an alternate base rate or an adjusted Term SOFR rate for a one-, three- or six-month interest period and (y) with respect to borrowings in Euros, the EURIBOR rate for a one-, three- or six-month interest period, in each case, plus an applicable margin. The applicable margin payable on borrowings will be determined by reference to a pricing schedule based on the Company’s senior unsecured long-term debt ratings. In addition, we will pay customary facility fees based on the commitments of the lenders under the Revolving Credit Facility.

Under the Trade Finance Facility, unpaid reimbursement obligations shall bear interest at a rate per annum equal to an alternate base rate (subject to a default rate if not paid when due after expiration of a grace period). In addition, we will pay customary (i) commitment fees based on the unutilized portion of the commitments of the issuing banks under the Trade Finance Facility and (ii) issuance fees on outstanding issuances under the Trade Finance Facility.

The Company may voluntarily prepay borrowings under the Revolving Credit Facility without premium or penalty, subject to customary breakage costs with respect to loans bearing interest by reference to the applicable adjusted Term SOFR rate or the EURIBOR rate. We may also voluntarily reduce the commitments under the Credit Facilities, in whole or in part, subject to certain minimum reduction amounts.

The Credit Facilities include various customary covenants that limit, among other things, the Company’s incurrence of liens, the Company’s entry into certain fundamental change transactions, the Company’s maximum permitted leverage ratio, the incurrence of indebtedness by subsidiaries of the Company, the Company’s payment of dividends and distributions while a Default or Event of Default has occurred and is continuing under such Credit Facility, and the entry by the Company and its subsidiaries into transactions with affiliates. The Credit Facilities also include customary events of default, including with respect to a failure to make timely payments under such Credit Facility, violation of covenants, material inaccuracy of representations and warranties, default under other material indebtedness, certain bankruptcy and insolvency events, unsatisfied material judgments and change of control.

The foregoing descriptions of the Revolving Credit Facility and the Trade Finance Facility do not purport to be a complete statement of the parties’ rights and obligations under each such Credit Facility and the foregoing is qualified in its entirety by reference to the full text of the Revolving Credit Facility and the Trade Finance Facility, as applicable, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 below is incorporated into this Item 3.03 by reference.

Item 5.01. Changes in Control of Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 5.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pre Spin-Off Director Appointments

On March 27, 2024, the sole manager of the Board of GE Vernova LLC appointed Stephen Angel and John R. Phillips, III to serve as managers of the Board, increasing the size of the Board from one manager to three managers, effective as of March 27, 2024. Upon his appointment, Mr. Angel was named as a member of GE Vernova LLC’s Audit Committee, Compensation Committee, Nominating and Governance Committee and Safety and Sustainability Committee. As of and following the effective time of the Spin-Off, Mr. Angel will continue to serve as a member of the Board and the Nominating and Governance Committee and will serve as our non-executive chair. Mr. Phillips and Mr. Giglietti were removed from the Board immediately prior to the consummation of the Spin-Off.

Post Spin-Off Director Appointments

As previously reported in the Information Statement, which is included as Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2024 (the “Information Statement”), on or prior to April 2, 2024, the persons set forth in the table below assumed their positions as directors on our Board. Also, on or prior to April 2, 2024, Matthew Harris (Chair), Jesus Malave, Paula Rosput Reynolds, and Kim Rucker assumed positions as members of the Audit Committee of the Board; Arnold Donald (Chair), Jesus Malave, and Kim Rucker assumed positions as members of the Compensation Committee of the Board; Nicholas Akins (Chair), Stephen Angel, and Arnold Donald assumed positions as members of the Nominating and Governance Committee of the Board; and Paula Rosput Reynolds (Chair), Nicholas Akins, and Matthew Harris assumed positions as members of the Safety and Sustainability Committee.

Until the conclusion of the fifth annual meeting of stockholders, which we expect to hold in 2029, our Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the Spin-Off, which we expect to hold in 2025. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting, which we expect to hold in 2026, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting, which we expect to hold in 2027. Stephen Angel, Arnold Donald, and Jesus Malave will serve as Class I directors, Matthew Harris and Paula Rosput Reynolds will serve as Class II directors, and Nicholas Akins, Kim Rucker, and Scott Strazik will serve as Class III directors. We have not yet set the date of the first annual meeting of stockholders to be held following the Spin-Off.

Name	Age	Committee Appointment
Scott Strazik	45	None
Nicholas Akins	63	Nominating and Governance Committee (Chair) and Safety and Sustainability Committee
Stephen Angel	68	Nominating and Governance Committee
Arnold Donald	70	Compensation Committee (Chair) and Nominating and Governance Committee
Matthew Harris	63	Audit Committee (Chair) and Safety and Sustainability Committee
Jesus Malave	55	Audit Committee and Compensation Committee
Paula Rosput Reynolds	67	Audit Committee and Safety and Sustainability Committee (Chair)
Kim Rucker	57	Audit Committee and Compensation Committee

Information regarding the background of the directors of the Company following the Spin-Off is included in the Information Statement under the caption “Management” in the subsections on pages 155 to 159, which pages are incorporated herein by reference.

Non-Employee Director Compensation

Our non-employee directors will be entitled to receive cash and equity compensation as provided in our compensation program for the non-employee directors. Under the program, non-employee directors will be compensated for service on the Board as follows:

Cash Retainers

Each non-employee director will receive an annual cash retainer of $140,000. Each non-employee director who serves as the Chair of the Board will receive an additional annual cash retainer of $180,000. Chairs of the following committees will be entitled to the following applicable additional annual cash retainers: (a) Audit Committee Chair: $30,000; (b) Compensation Committee Chair: $25,000; (c) Nominating and Governance Committee Chair: $20,000; and (d) Safety and Sustainability Committee Chair: $20,000. The foregoing cash retainers will be payable quarterly in arrears and prorated for partial years of service.

Equity Grants

Each non-employee director will receive an annual grant of restricted stock units (“RSUs”) on the day of our annual shareholder meeting (other than during the calendar year in which the Spin-Off occurs, in which case, each non-employee director will receive an annual grant of RSUs following the Spin-Off) with an award value of $185,000. The grant will vest on the earliest of (i) the date of our next annual shareholder meeting, (ii) the first anniversary of the grant date, (iii) a Change in Control (as defined in the applicable award agreement) and (iv) the applicable non-employee director’s termination of service due to Disability (as defined in the GE Vernova LTIP) or death, subject to continuous service through the applicable vesting date.

Post Spin-Off Officer Appointments

As previously reported in the Information Statement, the following persons were appointed as executive officers of the Company serving in the offices of the Company set forth beside each person’s name, effective following the Spin-Off:

Name	Age	Position(s)
Scott Strazik	45	Chief Executive Officer
Kenneth Parks	59	Chief Financial Officer
Jessica Uhl	56	President
Steven Baert	49	Chief People Officer
Rachel Gonzalez	54	General Counsel
Victor Abate	59	Chief Executive Officer, Wind
Maví Zingoni	49	Chief Executive Officer, Power

Information regarding the background of the executive officers of the Company following the Spin-Off is included in the Information Statement under the caption “Management” in the subsections on pages 155 to 159, which pages are incorporated herein by reference.

Mr. Potvin, 49, has served as the Company’s Global Controller since July 2023 and has been appointed as Vice President, Controller and Chief Accounting Officer of the Company in connection with the Spin-Off. Prior to that, Mr. Potvin held a variety of leadership roles at GE, including as Global Business Controller of GE’s Power segment from April 2016 to July 2023, Global Operational Controller of GE’s Power and Water segment from May 2013 to April 2016, Global Controller of GE’s corporate segment from August 2011 to May 2013 and Assistant Global Controller of GE’s Power and Water segment from 2007 to August 2011. Prior to Mr. Potvin’s roles at GE, he was a Technical Accounting and M&A Manager at Pratt & Whitney and an Audit Manager at PricewaterhouseCoopers. Mr. Potvin has a bachelor of science degree in business administration from Western New England University. He is a licensed CPA in the state of Massachusetts.

None of the appointees have family relationships with any member of the Board or any executive officer of the Company and none is a party to any transactions that would be disclosed under Item 404(a) of Regulation S-K. There are no arrangements or understandings between any of the appointees or any other person and the Company pursuant to which the appointees were appointed to serve in his or her respective role.

Information regarding compensation arrangements for executive officers are described under the heading “Executive Compensation” in the Information Statement, and such information and description are incorporated by reference herein. The directors have each entered into a director indemnification agreement in substantially the same form as Exhibit 10.6 of the Company’s Registration Statement on Form 10 (File No. 001-41966) filed with the SEC on February 15, 2024.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

We filed (i) a Certificate of Conversion with the Secretary of State of the State of Delaware, which became effective as of 2:00 p.m. Eastern time on April 1, 2024 (the “Conversion Time”) and (ii) a Certificate of Incorporation (“Charter”) with the Secretary of State of the State of Delaware, which became effective as of the Conversion Time. At the Conversion Time, we converted from a Delaware limited liability company to a Delaware corporation and changed our name from “GE Vernova LLC” to “GE Vernova Inc.” Our Bylaws (the “Bylaws”) also became effective immediately following the Conversion Time. The Charter and Bylaws were previously approved by our board of directors and GE’s board of directors and by GE as the Company’s sole member.

A summary of the material provisions of the Charter and Bylaws can be found in the section titled “Description of Our Capital Stock” on pages 199 through 203 of the Information Statement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Charter and Bylaws, which are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD.

On April 2, 2024, we posted an updated financial supplement (“Supplement”) to our Investor Relations website at https://www.gevernova.com/ investors. The Supplement contains additional information about the Company’s unaudited quarterly financial results for the fiscal year ended December 31, 2023. The Company has voluntarily posted the Supplement and does not undertake any obligation to update it. Our website at www.gevernova.com/investors contains a significant amount of information about GE Vernova, including financial and other information for investors. GE Vernova encourages investors to visit this website from time to time, as information is updated, and new information is posted.

Item 8.01 Other Events.

On April 2, 2024, we issued a press release announcing the completion of the Spin-Off. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this item 8.01.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

2.1	Separation and Distribution Agreement, dated April 1, 2024, by and between General Electric Company and GE Vernova Inc. (f/k/a/ GE Vernova LLC).†+

3.1	Certificate of Incorporation.

3.2	Bylaws.

10.1	Transition Services Agreement, dated April 1, 2024, by and between General Electric Company and GE Vernova Inc. (f/k/a GE Vernova LLC).+

10.2	Tax Matters Agreement, dated April 1, 2024, by and between General Electric Company and GE Vernova Inc. (f/k/a GE Vernova LLC).†+

10.3	Employee Matters Agreement, dated April 1, 2024, by and between General Electric Company and GE Vernova Inc. (f/k/a GE Vernova LLC). †

10.4	Trademark License Agreement, dated March 31, 2024, by and between General Electric Company and GE Infrastructure Technology LLC. †+

10.5	Real Estate Matters Agreement, dated April 1, 2024, by and between General Electric Company and GE Vernova Inc. (f/k/a GE Vernova LLC).+

10.6	Framework Investment Agreement, dated April 1, 2024, by and between General Electric Company and GE Vernova Investment Advisers, LLC. †+

99.1	Press Release, dated April 2, 2024, issued by GE Vernova Inc. (f/k/a GE Vernova LLC).

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

†

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(2)(ii) and Item 601(b)(10)(iv) of Regulation S-K, as applicable. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Commission upon its request.

+

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2024

GE VERNOVA INC.

By:	/s/ Rachel Gonzalez
Name: Rachel Gonzalez
Title: General Counsel